                                                                    Exhibit 12.1

                         Allied Waste Industries, Inc.
        Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                       (in thousands, except for ratios)

                                                          For the nine months   For the nine months
                                                          ended September 30,   ended September 30,
                                                                  2000                 2001
                                                          -------------------   -------------------
Fixed charges:
 Interest expensed                                                   657,433               646,488
 Interest capitalized                                                 32,916                35,864
                                                          -------------------   -------------------

    Total interest expense                                           690,349               682,352
 Interest component of rent expense                                    8,346                 6,516
 Interest expense of unconsolidated subsidiary                        27,813                     0
 Dividend expense                                                     50,829                54,164
                                                          -------------------   -------------------
   Total fixed charges                                               777,337               743,032
                                                          ===================   ===================

Earnings:
 Income from continuing operations
   before income taxes                                               273,298               206,006
 Plus - fixed charges                                                777,337               743,032
 Less - dividend expense                                             (50,829)              (54,164)
 Less - interest capitalized                                         (32,916)              (35,864)
                                                          -------------------   -------------------
    Total earnings                                                   966,890               859,010
                                                          ===================   ===================


Ratio of earnings to fixed charges and
preferred stock dividends                                                1.2x                  1.2x
                                                          ===================   ===================

Ratio of earnings to fixed charges                                       1.3x                  1.3x
                                                          ===================   ===================
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